     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES FOURTH QUARTER AND YEAR-END 2018 RESULTS

HOUSTON, February 25, 2019 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the fourth quarter and year-end 2018 and provided an operational update. Highlights include:

Fourth Quarter 2018 Highlights

•	Total production of 68,328 Boe/d, 9% above the fourth quarter of 2017 and 6% above the third quarter of 2018

•	Crude oil production of 43,040 Bbls/d, 7% above the fourth quarter of 2017 and 5% above the third quarter of 2018

•	Net income attributable to common shareholders of $255.1 million, or $2.75 per diluted share, and Net cash provided by operating activities of $188.3 million

•	Adjusted net income attributable to common shareholders of $52.1 million, or $0.56 per diluted share, and Adjusted EBITDA of $170.7 million

Year-end 2018 Highlights

•	Proved reserves of 329.4 MMBoe, a 26% increase over year-end 2017

•	Standardized measure of discounted future net cash flows of $3.6 billion, and PV-10 of $4.1 billion, a 55% increase over year-end 2017

•	478% reserve replacement from all sources at a finding, development, and acquisition (FD&A) cost of $10.34 per Boe

Guidance and Operational Highlights

•
As previously announced, 2019 DC&I capital expenditure plan of $525-$575 million, which is expected to deliver double-digit production growth while achieving positive free cash flow by the third quarter of the year

•	Achievement of cost reductions and efficiency gains that have driven materially-lower well costs across the asset portfolio

•	Encouraging results from initial two Wolfcamp C tests in the Delaware Basin

Carrizo reported fourth quarter of 2018 net income attributable to common shareholders of $255.1 million, or $2.79 and $2.75 per basic and diluted share, respectively, compared to a net loss attributable to common shareholders of $23.4 million, or $0.29 per basic and diluted share, in the fourth quarter of 2017. The net income attributable to common shareholders for the fourth quarter of 2018 and the net loss attributable to common shareholders for the fourth quarter of 2017 include certain items typically excluded from published estimates by the investment community. Adjusted net income attributable to common shareholders, which excludes the impact of these items as described in the non-GAAP reconciliation tables below, for the fourth quarter of 2018 was $52.1 million, or $0.56 per diluted share, compared to $47.9 million, or $0.58 per diluted share, in the fourth quarter of 2017.

For the fourth quarter of 2018, Adjusted EBITDA was $170.7 million. Adjusted EBITDA and the reconciliation to net income (loss) attributable to common shareholders and net cash provided by operating activities are presented in the non-GAAP reconciliation tables below.
Production volumes during the fourth quarter of 2018 were 6,286 MBoe, or 68,328 Boe/d, an increase of 9% versus the fourth quarter of 2017. The year-over-year growth was driven by the Delaware Basin, where the Company’s production increased by approximately 96%. Crude oil production during the fourth quarter of 2018 averaged 43,040 Bbls/d, an increase of 7% versus the fourth quarter of 2017; natural gas and NGL production were 83,067 Mcf/d and 11,443 Bbls/d, respectively, during the fourth quarter of 2018. Fourth quarter of 2018 production was within the Company’s guidance range of 67,700-68,700 Boe/d.
Drilling, completion, and infrastructure (DC&I) capital expenditures for the fourth quarter of 2018 were $175.4 million. Approximately 78% of the fourth quarter DC&I spending was in the Eagle Ford Shale, with the balance in the Delaware Basin. Land and seismic capital expenditures during the quarter were $4.0 million, and were primarily focused in the Delaware Basin.
Carrizo’s 2019 DC&I capital expenditure plan is unchanged from the recently-announced level of $525.0-$575.0 million. The Company currently expects to allocate approximately 60% of the capital to the Eagle Ford Shale, with the balance to the Delaware Basin. The 2019 plan implies a material improvement in capital efficiency relative to 2018. This results from a combination of service cost reductions, efficiency gains, and changes to completion techniques that have already been implemented. Combined, these factors have led to a material reduction in the Company’s well costs in both the Eagle Ford Shale and Delaware Basin.
Carrizo is reiterating its 2019 production guidance of 66,800-67,800 Boe/d. Crude oil production is expected to account for approximately 63% of the Company's production for the year, while total liquids are expected to account for approximately 80%. This 2019 production guidance range equates to annual growth of approximately 11% at the midpoint. For the first quarter of the year, Carrizo expects production to be 61,100-62,100 Boe/d; crude oil is expected to account for 64% of production, while total liquids are expected to account for 81%. While the Company’s production is expected to decline sequentially in the first quarter due to the limited number of wells it turned to sales while drilling its multipad project wells in late 2018, the Company expects to see a material increase in its production during the second quarter as these wells come online.
A full summary of Carrizo’s guidance is provided in the attached tables.
S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The fourth quarter capped off another strong operational year for Carrizo, and helped set the stage for us to achieve our goal of long-term growth within cash flow. Thanks to our team’s dedication and focus on driving efficiency gains and cost reductions throughout our operations, we have been able to announce a 2019 capital plan that equates to an approximate 35% reduction in spending, yet still delivers double-digit production growth versus 2018. Importantly, our 2019 plan also provides us with a clear path to a free-cash-flow-positive inflection point, which we currently expect to achieve in the third quarter of the year, and should provide us with positive operational momentum into 2020.
“Operationally, one of our key corporate initiatives has been increasing capital efficiency through the optimization of all phases of our drilling and completion programs. This includes a wide range of modifications to our Eagle Ford Shale completion design and well spacing, as well as a shift to larger-scale development projects in both the Eagle Ford Shale and Delaware Basin. These changes should drive improved project-level economics, and thus, improved corporate returns. In the Eagle Ford Shale, our recent activity has been focused on two large-scale multipad projects, comprising 36 wells. One of the multipad projects recently began production, while the other is expected to begin next quarter; these two projects should drive significant production growth during the year. In the Delaware Basin, we are currently completing what we believe to be the first six-well, four-layer co-development test of the Wolfcamp A, B, and C. Results from this project will provide us with significant information that will be used to optimize the future development of our acreage.
“In late 2018, we began testing additional targets within our pay stack in the Delaware Basin. In the Phantom area, we have completed two Wolfcamp C wells, with very encouraging results. In the Ford West area, we have begun testing the Wolfcamp B, with our initial well being part of a multi-layer co-development test. We are also quite pleased with the early results from this well. To date, we have not included any credit for the Wolfcamp B in the Ford West area or the Wolfcamp C in the Phantom area in our estimate of de-risked drilling inventory.
“During 2018, we continued to build upon our track record of strong reserve growth. For the year, our proved reserves increased by 26% to 329 MMBoe. This was driven by an increase of 98% in the Delaware Basin, which currently accounts for 55% of our proved reserves. Our reserve growth has also led to a material increase in our PV-10, which is currently estimated at $4.1 billion, up 55% versus year-end 2017.”
2018 Proved Reserves
The Company’s proved reserves as of December 31, 2018 were 329.4 MMBoe, including crude oil reserves of 179.7 MMBbls. The Company’s PV-10 was $4.1 billion as of December 31, 2018. PV-10 and the reconciliation to the standardized measure of discounted future net cash flows are presented in the non-GAAP reconciliation tables below.

The table below summarizes the Company’s year-end 2018 proved reserves and PV-10 by region as determined by the Company’s independent reservoir engineers, Ryder Scott Company, L.P., in accordance with Securities and Exchange Commission guidelines, using pricing for the twelve months ended December 31, 2018 based on the West Texas Intermediate benchmark crude oil price of $65.56/Bbl and the Henry Hub benchmark natural gas price of $3.10/MMBtu, before adjustment for differentials.

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)	($MM)
Eagle Ford Shale	110.9	19.2	114.1	149.1	$2,691.8
Delaware Basin	68.8	49.9	369.0	180.3	1,399.6
Total	179.7	69.1	483.1	329.4	$4,091.4
The table below summarizes the changes in the Company’s proved reserves during 2018.

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbl)	(MMBbl)	(Bcf)	(MMBoe)
Proved reserves - December 31, 2017	167.4	42.6	310.5	261.7
Extensions and discoveries	65.3	30.2	212.8	131.0
Removed due to changes in development plan	(16.2)	(2.8)	(16.8)	(21.8)
Revisions of previous estimates	(15.1)	4.7	10.8	(8.5)
Purchases of reserves in place	2.2	1.0	7.9	4.5
Divestitures of reserves in place	(9.7)	(2.9)	(17.5)	(15.5)
Production	(14.2)	(3.7)	(24.6)	(22.0)
Proved reserves - December 31, 2018	179.7	69.1	483.1	329.4
Proved developed - December 31, 2018	75.3	25.8	178.9	130.9
The following table summarizes the Company’s costs incurred in oil and gas property acquisition, exploration, and development activities for the year ended December 31, 2018.

Total
($MM)
Property acquisition costs
Proved properties	$47.4
Unproved properties	182.2
Total property acquisition costs	229.6
Exploration costs	48.6
Development costs	809.6
Total costs incurred (1)	$1,087.8

(1)	Total costs incurred includes capitalized general and administrative expense and asset retirement obligations and excludes capitalized interest.
2018 highlights include:

•	Total reserve replacement was 478% at an all-sources FD&A cost of $10.34 per Boe

•	Drill-bit reserve replacement was 458% at a drill-bit F&D cost of $8.52 per Boe

•	Total proved reserves increased to 329.4 MMBoe, a 26% increase versus year-end 2017

•	Delaware Basin reserves increased to 180.3 MMBoe, a 98% increase versus year-end 2017

•	Proved developed reserves increased to 130.9 MMBoe, a 20% increase versus year-end 2017

•	PV-10 increased to $4.1 billion, a 55% increase versus year-end 2017

•	Crude oil represents 55% of total proved reserves and 79% of PV-10 at December 31, 2018
Operational Update
In the Eagle Ford Shale, where the Company holds approximately 76,500 net acres, Carrizo drilled 38 gross (37 net) operated wells during the fourth quarter and completed 18 gross (16 net) operated wells. Production was approximately 38,600 Boe/d for the quarter, roughly flat with the prior quarter. Crude oil production during the fourth quarter was more than 30,600 Bbls/d, an increase of 2% versus the prior quarter; crude oil accounted for 79% of the Company’s production from the play. At the end of the quarter, Carrizo had 39 gross (39 net) operated Eagle Ford Shale wells waiting on completion. Carrizo currently expects to drill 50-55 gross (45-50 net) operated wells and complete 75-80 gross (70-75 net) operated wells in the play during 2019.

As the Company seeks to maximize capital efficiency and generate free cash flow in a mid-$50’s crude oil price environment, it has implemented a wide range of operational and strategic changes to its Eagle Ford Shale development plan. The operational modifications are primarily focused on completion design, and include discontinuing the use of diverter, optimizing sand concentration and frac stage length, utilizing locally-sourced frac sand, and returning to a hybrid frac design. As a result, Carrizo has recently been able to improve its completion pace to more than 9 stages per day versus 6-7 stages per day on average in 2018. Strategically, the Company believes that multipad development is the most profitable way to develop its remaining locations in the play, and plans to utilize this technique on the balance of its inventory. While the Company expects the impact of the completion changes combined with multipad development to be neutral to per-well EURs on a go-forward basis, the changes have helped reduce well costs by approximately 5% to $4.3 million for a 6,600-ft. lateral well and significantly reduced the impact of completions on offsetting parent wells. As a result, these changes should have a positive impact on Carrizo’s field-wide profitability and corporate-level returns.
Carrizo has also benefited from operational process improvements in the play. This, combined with refinements to data tracking and analysis, has allowed the Company to compress cycle times within development projects as lessons learned are transferred more quickly to the next well. During the fourth quarter, the Company drilled two of its longest laterals to date in the Eagle Ford Shale. With an average effective lateral of approximately 13,600 feet, these wells were drilled an average of four to six days faster than its prior longest well; and this was achieved despite the new wells having a 5%-10% longer lateral than the prior record well.
Based on the performance from its initial multipad project in the play, Carrizo began development of two additional multipad projects in the second half of 2018; a 15-well project in the Pena area and a 21-well project in the RPG area. The Pena project wells were completed in the middle of the first quarter and recently began flowback. Completion of the RPG project wells is underway and the wells are expected to begin coming online during the second quarter. These two projects should drive significant production growth during 2019.
In the Delaware Basin, where it holds more than 46,000 net acres, Carrizo drilled 5 gross (4 net) operated wells during the fourth quarter. Production was approximately 29,700 Boe/d for the quarter, up 16% versus the prior quarter. Crude oil production during the fourth quarter was approximately 12,400 Bbls/d, accounting for 42% of the Company’s production from the play. At the end of the quarter, Carrizo had 11 gross (9 net) operated Delaware Basin wells waiting on completion. Carrizo currently expects to drill 25-30 gross (20-25 net) operated wells and complete 20-25 gross (15-20 net) operated wells in the play during 2019.
Carrizo’s primary operational focus in the Delaware Basin during the first half of 2019 is testing multi-layer, co-development concepts in the Phantom area. The Company is currently completing the area’s first large-scale co-development test of the Wolfcamp A, B, and C, which consists of six wells testing four landing zones coupled with an extensive microseismic and production-tracer monitoring program. The frac sequencing for the program is designed to help assess created frac height, length, and barriers, as well as the impact of offset-frac stress shadowing for various configurations. This project, along with ongoing field study efforts, will help Carrizo evaluate potential improvements from co-development as well as optimize completion design, well spacing, and landing zone selection within each Wolfcamp layer.
During late 2018, Carrizo began its evaluation of the Wolfcamp C on its Phantom acreage. To date, the Company has drilled four Wolfcamp C wells and completed two in the area; initial production results have been very encouraging. The Woodson 36 Allocation B 20H began production during the fourth quarter and recently recorded a peak 90-day rate of more than 1,500 Boe/d (45% oil, 73% liquids) from a lateral of approximately 9,800 ft. The Company’s second Wolfcamp C well, the Zeman 40 Allocation F 42H, came online at the end of January and has thus far achieved a peak 24-hour rate in excess of 1,900 Boe/d (60% oil, 80% liquids) from a lateral of 7,750 ft.
In the Ford West area, Carrizo drilled and completed its initial multi-layer, co-development test during 2018. The three-well Liberator pad tested a staggered co-development of the Wolfcamp A and B, with the outside wells targeting the A and the middle well targeting the B; production began late last year. The Liberator State Unit 21H, which targeted the Wolfcamp B, recorded a peak 60-day rate of approximately 2,100 Boe/d (32% oil, 67% liquids) from a lateral of 11,850 ft., while the Liberator State Unit 20H and 22H, which both targeted the Wolfcamp A, recorded average peak 60-day rates of approximately 1,400 Boe/d (43% oil, 72% liquids) from an average lateral of approximately 8,100 ft. The Company has additional co-development tests planned for 2019 and expects to provide updates on these once it has sufficient production history.
Consistent with its goal of maximizing returns, Carrizo remains focused on driving down costs in its Delaware Basin operations. As it has in every other resource play in which it has operated, the Company has been able to achieve significant drilling efficiencies in its first 18 months of operations. Reduction in drilling days, logistical improvements, procurement of locally-sourced frac sand, and design optimizations have combined to yield a 10%-15% reduction in drilling cost per foot and completion cost per stage. As a result of these efforts, Carrizo has reduced its projected Delaware Basin well cost by approximately $1.0 million to approximately $8.5 million for a 7,000-ft. lateral.

Hedging Activity
Hedging continues to be an important element of Carrizo’s strategy to protect its balance sheet and provide predictable cash flows. As part of this strategy, the Company maintains an active hedging program while retaining the flexibility to benefit from commodity price increases. Carrizo currently has hedges in place for over 60% of estimated crude oil production for 2019 (based on the midpoint of guidance). For the year, the Company has three-way collars covering 27,000 Bbls/d of crude oil with an average floor price of $50.96/Bbl, ceiling price of $74.23/Bbl, and sub-floor price of $41.67/Bbl.
Carrizo recently began to add 2020 crude oil hedges to its portfolio. For 2020, the Company currently has swaps covering 3,000 Bbls/d of crude oil at an average fixed price of $55.06/Bbl and three-way collars covering 6,000 Bbls/d with an average floor price of $55.00/Bbl, ceiling price of $64.69/Bbl, and sub-floor price of $45.00/Bbl.
Please refer to the attached tables for full details of the Company’s commodity derivative contracts.
Conference Call Details
The Company will hold a conference call to discuss fourth quarter and year-end 2018 financial results on Tuesday, February 26, 2019 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 698-0460 (U.S. & Canada) or +1 (303) 223-4374 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 5, 2019 at 12:00 PM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21915115 for U.S., Canadian, and International callers.
A simultaneous webcast of the call may be accessed over the internet by visiting the Carrizo website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on “2018 Fourth Quarter and Year-end Conference Call Webcast”. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.
Statements in this release that are not historical facts, including but not limited to those related to capital requirements, expectations or projections, cost reductions, drilling, fracking and capital efficiencies, cycle times, growth within cash flow and timing of free cash flow generation, activity among basins, goals, leverage metrics, capital expenditure, infrastructure program, resource potential, guidance, results of tests, rig program, production, average well returns, estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, expectations regarding growth, oil and gas prices, drilling and completion activities and optimization, benefits of certain well completion designs, well spacing, landing zone optimization, drilling techniques, including multi-pad and multi-zone drilling, completion and development techniques, drilling inventory, including timing thereof, well costs, break-even prices, production mix, development plans, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, Delaware Basin constraints, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, failure to reach significant growth, performance of rig operators, spacing test results, availability of gathering systems, pipeline and other transportation issues, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2017 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$2,282	$9,540
Accounts receivable, net	99,723	107,441
Derivative assets	39,904	—
Other current assets	8,460	5,897
Total current assets	150,369	122,878
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	2,333,470	1,965,347
Unproved properties, not being amortized	673,833	660,287
Other property and equipment, net	11,221	10,176
Total property and equipment, net	3,018,524	2,635,810
Other long-term assets	16,207	19,616
Total Assets	$3,185,100	$2,778,304

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$98,811	$74,558
Revenues and royalties payable	49,003	52,154
Accrued capital expenditures	60,004	119,452
Accrued interest	18,377	28,362
Derivative liabilities	55,205	57,121
Other current liabilities	40,609	41,175
Total current liabilities	322,009	372,822
Long-term debt	1,633,591	1,629,209
Asset retirement obligations	18,360	23,497
Derivative liabilities	40,817	112,332
Deferred income taxes	8,017	3,635
Other long-term liabilities	6,980	51,650
Total liabilities	2,029,774	2,193,145
Commitments and contingencies
Preferred stock
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 200,000 issued and outstanding as of December 31, 2018 and 250,000 issued and outstanding as of December 31, 2017	174,422	214,262
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 91,627,738 issued and outstanding as of December 31, 2018 and 81,454,621 issued and outstanding as of December 31, 2017	916	815
Additional paid-in capital	2,131,535	1,926,056
Accumulated deficit	(1,151,547)	(1,555,974)
Total shareholders’ equity	980,904	370,897
Total Liabilities and Shareholders’ Equity	$3,185,100	$2,778,304

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues
Crude oil	$232,312	$210,234	$911,554	$633,233
Natural gas liquids	24,616	19,727	96,585	47,405
Natural gas	16,386	16,810	57,803	65,250
Total revenues	273,314	246,771	1,065,942	745,888

Costs and Expenses
Lease operating	46,150	39,087	161,596	139,854
Production taxes	13,013	11,417	50,591	32,509
Ad valorem taxes	2,221	1,491	10,422	7,267
Depreciation, depletion and amortization	82,525	81,571	299,530	262,589
General and administrative, net	10,249	16,901	68,617	66,229
(Gain) loss on derivatives, net	(159,407)	86,107	(6,709)	59,103
Interest expense, net	15,891	18,520	62,413	80,870
Loss on extinguishment of debt	910	4,170	9,586	4,170
Other (income) expense, net	(2,009)	517	296	2,157
Total costs and expenses	9,543	259,781	656,342	654,748

Income (Loss) Before Income Taxes	263,771	(13,010)	409,600	91,140
Income tax expense	(3,491)	(4,030)	(5,173)	(4,030)
Net Income (Loss)	$260,280	($17,040)	$404,427	$87,110
Dividends on preferred stock	(4,367)	(5,532)	(18,161)	(7,781)
Accretion on preferred stock	(793)	(862)	(3,057)	(862)
Loss on redemption of preferred stock	—	—	(7,133)	—
Net Income (Loss) Attributable to Common Shareholders	$255,120	($23,434)	$376,076	$78,467

Net Income (Loss) Attributable to Common Shareholders Per Common Share
Basic	$2.79	($0.29)	$4.40	$1.07
Diluted	$2.75	($0.29)	$4.32	$1.06

Weighted Average Common Shares Outstanding
Basic	91,586	81,415	85,509	73,421
Diluted	92,821	81,415	87,143	73,993

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2017	81,454,621	$815	$1,926,056	($1,555,974)	$370,897
Stock-based compensation expense	—	—	20,412	—	20,412
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares, net of forfeitures	673,117	6	(233)	—	(227)
Sale of common stock, net of offering costs	9,500,000	95	213,651	—	213,746
Dividends on preferred stock	—	—	(18,161)	—	(18,161)
Accretion on preferred stock	—	—	(3,057)	—	(3,057)
Loss on redemption of preferred stock	—	—	(7,133)	—	(7,133)
Net income	—	—	—	404,427	404,427
Balance as of December 31, 2018	91,627,738	$916	$2,131,535	($1,151,547)	$980,904

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Cash Flows From Operating Activities
Net income (loss)	$260,280	($17,040)	$404,427	$87,110
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	82,525	81,571	299,530	262,589
(Gain) loss on derivatives, net	(159,407)	86,107	(6,709)	59,103
Cash received (paid) for derivative settlements, net	(31,597)	59	(96,307)	7,773
Loss on extinguishment of debt	910	4,170	9,586	4,170
Stock-based compensation expense, net	(262)	5,847	13,524	14,309
Deferred income tax expense	3,318	3,635	4,381	3,635
Non-cash interest expense, net	689	696	2,567	3,657
Other, net	116	(1,912)	4,216	2,337
Changes in components of working capital and other assets and liabilities-
Accounts receivable	36,771	(15,745)	24,008	(41,630)
Accounts payable	5,150	(2,926)	16,013	11,822
Accrued liabilities	(9,818)	(458)	(19,154)	11,512
Other assets and liabilities, net	(412)	(1,620)	(2,527)	(3,406)
Net cash provided by operating activities	188,263	142,384	653,555	422,981
Cash Flows From Investing Activities
Capital expenditures	(306,369)	(221,150)	(968,828)	(654,711)
Acquisitions of oil and gas properties	(183,354)	(3,768)	(204,854)	(695,774)
Proceeds from divestitures of oil and gas properties	3,741	173,152	381,434	197,564
Other, net	(1,033)	(2,727)	(3,720)	(6,531)
Net cash used in investing activities	(487,015)	(54,493)	(795,968)	(1,159,452)
Cash Flows From Financing Activities
Issuance of senior notes, net of issuance costs	—	—	—	245,418
Redemptions of senior notes and other long-term debt	(130,105)	(152,813)	(460,540)	(152,813)
Redemption of preferred stock	—	—	(50,030)	—
Borrowings under credit agreement	894,192	680,648	3,309,400	1,992,523
Repayments of borrowings under credit agreement	(459,598)	(604,948)	(2,856,269)	(1,788,223)
Payments of credit facility amendment fees	(1,047)	(87)	(1,674)	(4,469)
Sale of common stock, net of offering costs	(111)	—	213,746	222,378
Sale of preferred stock, net of issuance costs	—	—	—	236,404
Payments of dividends on preferred stock	(4,366)	(5,532)	(18,161)	(7,781)
Other, net	(346)	(711)	(1,317)	(1,620)
Net cash provided by (used in) financing activities	298,619	(83,443)	135,155	741,817
Net Increase (Decrease) in Cash and Cash Equivalents	(133)	4,448	(7,258)	5,346
Cash and Cash Equivalents, Beginning of Period	2,415	5,092	9,540	4,194
Cash and Cash Equivalents, End of Period	$2,282	$9,540	$2,282	$9,540

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Shareholders (GAAP) to Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)
Adjusted net income attributable to common shareholders is a non-GAAP financial measure which excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.
Adjusted net income attributable to common shareholders is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted net income attributable to common shareholders should not be considered in isolation or as a substitute for net income (loss) attributable to common shareholders or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income (loss) attributable to common shareholders and adjusted net income attributable to common shareholders is presented below. Because adjusted net income attributable to common shareholders excludes some, but not all, items that affect net income (loss) attributable to common shareholders and may vary among companies, our calculation of adjusted net income attributable to common shareholders may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017		2018	2017
	(In thousands, except per share amounts)
Net Income (Loss) Attributable to Common Shareholders (GAAP)	$255,120	($23,434)		$376,076	$78,467
Loss on redemption of preferred stock	—	—		7,133	—
Income tax expense	3,491	4,030		5,173	4,030
(Gain) loss on derivatives, net	(159,407)	86,107		(6,709)	59,103
Cash received (paid) for derivative settlements, net	(31,597)	59		(96,307)	7,773
Non-cash general and administrative, net	(262)	6,194		13,645	15,284
Loss on extinguishment of debt	910	4,170		9,586	4,170
Non-recurring and other (income) expense, net	(1,163)	517		3,203	2,157
Adjusted income before income taxes	67,092	77,643		311,800	170,984
Adjusted income tax expense (1)	(14,962)	(29,737)		(69,531)	(65,487)
Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)	$52,130	$47,906		$242,269	$105,497

Net Income (Loss) Attributable to Common Shareholders Per Diluted Common Share (GAAP)	$2.75	($0.29)		$4.32	$1.06
Loss on redemption of preferred stock	—	—		0.08	—
Income tax expense	0.03	0.05		0.06	0.05
(Gain) loss on derivatives, net	(1.72)	1.05		(0.08)	0.80
Cash received (paid) for derivative settlements, net	(0.34)	—		(1.11)	0.11
Non-cash general and administrative, net	—	0.08		0.16	0.21
Loss on extinguishment of debt	0.01	0.05		0.11	0.06
Non-recurring and other (income) expense, net	(0.01)	0.01		0.04	0.02
Adjusted income before income taxes	0.72	0.95		3.58	2.31
Adjusted income tax expense	(0.16)	(0.37)		(0.80)	(0.88)
Adjusted Net Income Attributable to Common Shareholders Per Diluted Common Share (Non-GAAP)	$0.56	$0.58		$2.78	$1.43

Diluted WASO (GAAP)	92,821	81,415		87,143	73,993
Dilutive shares adjustment	—	656		—	—
Adjusted Diluted WASO (Non-GAAP)	92,821	82,071	(2)	87,143	73,993

(1)
For the three months and year ended December 31, 2018, adjusted income tax expense was calculated using a rate of 22.3%, which approximates the Company’s statutory tax rate adjusted for ordinary permanent differences. For the three months and year ended December 31, 2017, adjusted income tax expense was calculated using a rate of 38.3%, which approximates the Company’s then statutory tax rate adjusted for ordinary permanent differences.

(2)
Adjusted diluted weighted average common shares outstanding (“Adjusted Diluted WASO”) is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding (“Diluted WASO”), the most directly comparable GAAP financial measure. When a net loss attributable to common shareholders exists, all potentially dilutive instruments are anti-dilutive to the net loss attributable to common shareholders per common share and therefore excluded from the computation of Diluted WASO. The effect of potentially dilutive instruments is included in the computation of Adjusted Diluted WASO for purposes of computing the per diluted common share impacts of the reconciling items as well as adjusted net income attributable to common shareholders per diluted common share.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Shareholders (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)
Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, impairments, dividends and accretion on preferred stock and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.
Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income (loss) attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)
Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per Boe amounts)
Net Income (Loss) Attributable to Common Shareholders (GAAP)	$255,120	($23,434)	$376,076	$78,467
Dividends on preferred stock	4,367	5,532	18,161	7,781
Accretion on preferred stock	793	862	3,057	862
Loss on redemption of preferred stock	—	—	7,133	—
Income tax expense	3,491	4,030	5,173	4,030
Depreciation, depletion and amortization	82,525	81,571	299,530	262,589
Interest expense, net	15,891	18,520	62,413	80,870
(Gain) loss on derivatives, net	(159,407)	86,107	(6,709)	59,103
Cash received (paid) for derivative settlements, net	(31,597)	59	(96,307)	7,773
Non-cash general and administrative, net	(262)	6,194	13,645	15,284
Loss on extinguishment of debt	910	4,170	9,586	4,170
Non-recurring and other (income) expense, net	(1,163)	517	3,203	2,157
Adjusted EBITDA (Non-GAAP)	$170,668	$184,128	$694,961	$523,086
Cash interest expense, net	(15,202)	(17,824)	(59,846)	(77,213)
Dividends on preferred stock	(4,367)	(5,532)	(18,161)	(7,781)
Other cash and non-cash adjustments, net	1,146	(3,171)	2,068	(1,190)
Discretionary Cash Flows (Non-GAAP)	$152,245	$157,601	$619,022	$436,902
Changes in components of working capital and other	36,018	(15,217)	34,533	(13,921)
Net Cash Provided By Operating Activities (GAAP)	$188,263	$142,384	$653,555	$422,981

Adjusted EBITDA (Non-GAAP)	$170,668	$184,128	$694,961	$523,086
Total barrels of oil equivalent	6,286	5,742	22,040	19,639
Adjusted EBITDA Margin ($ per Boe) (Non-GAAP)	$27.15	$32.07	$31.53	$26.64

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Standardized Measure of Discounted Future Net Cash Flows (GAAP) to PV-10 (Non-GAAP)

PV-10 is a non-GAAP financial measure which excludes the present value of future income taxes discounted at 10% per annum, which is included in the standardized measure of discounted future net cash flows, the most directly comparable GAAP financial measure.

PV-10 is presented because management believes it provides greater comparability when evaluating oil and gas companies due to the many factors unique to each individual company that impact the amount and timing of future income taxes. In addition, management believes that PV-10 is widely used by investors and analysts as a basis for comparing the relative size and value of the Company’s proved reserves to other oil and gas companies.

PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of the standardized measure of discounted future net cash flows to PV-10 is presented below.

	As of December 31,
	2018	2017
	(In millions)
Standardized measure of discounted future net cash flows (GAAP)	$3,635.6	$2,465.1
Add: present value of future income taxes discounted at 10% per annum	455.8	173.3
PV-10 (Non-GAAP)	$4,091.4	$2,638.4

Reserve Replacement (Non-GAAP)

Reserve replacement is a non-GAAP metric commonly used by the Company, as well as analysts and investors, to evaluate the Company’s ability to replenish annual production and grow its proved reserves. Total reserve replacement and drill-bit reserve replacement can be computed from information provided in this press release.

Total reserve replacement is defined as the sum of proved reserve extensions and discoveries, revisions of previous estimates and purchases of reserves in place divided by production for the corresponding period. Drill-bit reserve replacement is defined as the sum of proved reserve extensions and discoveries and revisions of previous estimates divided by production for the corresponding period. These definitions of reserve replacement may differ significantly from definitions used by other companies to compute similar measures. As a result, reserve replacement as defined above may not be comparable to similar measures provided by other companies.

Reserve replacement is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. Reserve replacement does not distinguish between changes in reserve quantities that are producing and those that will require additional time and capital to begin producing. In addition, since reserve replacement does not take into consideration the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Finding and Development Costs (Non-GAAP)

Finding and development (“F&D”) costs are non-GAAP metrics commonly used by the Company, as well as analysts and investors, to measure and evaluate the Company’s cost of adding proved reserves. The all sources finding, development, and acquisition (“FD&A”) cost and drill-bit F&D cost can be computed from information provided in this press release.

All sources FD&A cost is defined as the sum of exploration costs, development costs and property acquisition costs divided by the sum of proved reserve extensions and discoveries, revisions of previous estimates and purchases of reserves in place. Drill-bit F&D cost is defined as the sum of exploration costs and development costs divided by the sum of proved reserve extensions and discoveries and revisions of previous estimates. These definitions of all sources FD&A costs and drill-bit F&D costs may differ significantly from definitions used by other companies to compute similar measures. As a result, the all sources FD&A costs and drill-bit F&D costs defined above may not be comparable to similar measures provided by other companies.

Due to various factors, including timing differences, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. For example, development costs may be recorded in periods before or after the periods in which the related reserves are recorded. In addition, changes in commodity prices can affect the magnitude of recorded increases or decreases in reserves independent of the related cost of such increases.

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Total production volumes -
Crude oil (MBbls)	3,960	3,699	14,232	12,566
NGLs (MBbls)	1,053	845	3,701	2,327
Natural gas (MMcf)	7,642	7,193	24,639	28,472
Total barrels of oil equivalent (MBoe)	6,286	5,742	22,040	19,639

Daily production volumes by product -
Crude oil (Bbls/d)	43,040	40,206	38,992	34,428
NGLs (Bbls/d)	11,443	9,181	10,139	6,376
Natural gas (Mcf/d)	83,067	78,182	67,503	78,006
Total barrels of oil equivalent (Boe/d)	68,328	62,417	60,382	53,805

Daily production volumes by region (Boe/d) -
Eagle Ford	38,628	41,555	37,591	37,825
Delaware Basin	29,655	15,145	22,609	6,713
Other	45	5,717	182	9,267
Total barrels of oil equivalent (Boe/d)	68,328	62,417	60,382	53,805

Realized prices -
Crude oil ($ per Bbl)	$58.66	$56.84	$64.05	$50.39
NGLs ($ per Bbl)	$23.38	$23.35	$26.10	$20.37
Natural gas ($ per Mcf)	$2.14	$2.34	$2.35	$2.29

	CARRIZO OIL & GAS, INC.
	COMMODITY DERIVATIVE CONTRACTS - AS OF FEBRUARY 22, 2019
	(Unaudited)

									Fixed
					Fixed	Sub-Floor	Floor	Ceiling	Price
				Volumes	Price	Price	Price	Price	Differential
				(Bbls	($ per	($ per	($ per	($ per	($ per
Commodity	Period	Type of Contract	Index	(per day)	Bbl)	Bbl)	Bbl)	Bbl)	Bbl)
Crude oil	1Q19	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$74.23	—
Crude oil	1Q19	Basis Swaps	LLS-WTI Cushing	6,000	—	—	—	—	$5.16
Crude oil	1Q19	Basis Swaps	WTI Midland-WTI Cushing	5,500	—	—	—	—	($5.24)
Crude oil	1Q19	Sold Call Options	NYMEX WTI	3,875	—	—	—	$81.07	—

Crude oil	2Q19	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$74.23	—
Crude oil	2Q19	Basis Swaps	LLS-WTI Cushing	6,000	—	—	—	—	$5.16
Crude oil	2Q19	Basis Swaps	WTI Midland-WTI Cushing	6,000					($5.38)
Crude oil	2Q19	Sold Call Options	NYMEX WTI	3,875	—	—	—	$81.07	—

Crude oil	3Q19	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$74.23	—
Crude oil	3Q19	Basis Swaps	LLS-WTI Cushing	6,000	—	—	—	—	$5.16
Crude oil	3Q19	Basis Swaps	WTI Midland-WTI Cushing	7,000					($5.56)
Crude oil	3Q19	Sold Call Options	NYMEX WTI	3,875	—	—	—	$81.07	—

Crude oil	4Q19	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$74.23	—
Crude oil	4Q19	Basis Swaps	LLS-WTI Cushing	6,000	—	—	—	—	$5.16
Crude oil	4Q19	Basis Swaps	WTI Midland-WTI Cushing	11,000					($3.84)
Crude oil	4Q19	Sold Call Options	NYMEX WTI	3,875	—	—	—	$81.07	—

Crude oil	2020	Price Swaps	NYMEX WTI	3,000	$55.06
Crude oil	2020	Three-Way Collars	NYMEX WTI	6,000	—	$45.00	$55.00	$64.69	—
Crude oil	2020	Basis Swaps	WTI Midland-WTI Cushing	13,000	—	—	—	—	($1.27)
Crude oil	2020	Sold Call Options	NYMEX WTI	4,575	—	—	—	$75.98	—

Crude oil	2021	Basis Swaps	WTI Midland-WTI Cushing	6,000	—	—	—	—	$0.03

									Fixed
					Fixed	Sub-Floor	Floor	Ceiling	Price
				Volumes	Price	Price	Price	Price	Differential
				(MMBtu	($ per	($ per	($ per	($ per	($ per
Commodity	Period	Type of Contract	Index	(per day)	MMBtu)	MMBtu)	MMBtu)	MMBtu)	MMBtu)
Natural gas	1Q19	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	2Q19	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	3Q19	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	4Q19	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	2020	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.50	—

CARRIZO OIL & GAS, INC.
FIRST QUARTER AND FULL YEAR 2019 GUIDANCE SUMMARY

	First Quarter 2019	Full Year 2019
Daily Production Volumes (Boe/d)	61,100 - 62,100	66,800 - 67,800
Crude oil	64%	63%
NGLs	17%	17%
Natural gas	19%	20%

Unhedged Commodity Price Realizations
Crude oil (% of NYMEX oil)	99.0% - 101.0%	N/A
NGLs (% of NYMEX oil)	37.0% - 39.0%	N/A
Natural gas (% of NYMEX gas)	76.0% - 78.0%	N/A

Cash paid for derivative settlements, net ($MM)	($3.5) - ($2.5)	N/A

Costs and Expenses -
Lease operating ($/Boe)	$7.50 - $8.00	$7.00 - $7.75
Production and ad valorem taxes (% of total revenues)	6.50% - 7.00%	6.00% - 7.00%
Cash general and administrative, net ($MM)	$21.0 - $22.0	$51.0 - $53.0
Depreciation, depletion and amortization ($/Boe)	$13.00 - $14.00	$13.00 - $14.00
Interest expense, net ($MM)	$16.3 - $17.3	N/A

Capital Expenditures -
Drilling, completion, and infrastructure ($MM)	N/A	$525.0 - $575.0
Interest ($MM)	$8.5 - $9.0	N/A